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
------------------                             U.S. SECURITIES AND EXCHANGE COMMISION                   ----------------------------
| F  O  R  M   5 |                                       Washington, D.C. 20549                         |       OMB APPROVAL       |
------------------                                                                                      |--------------------------|
[ ] Check this box if                   ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP             |OMB Number       3235-0362|
    no longer subject                                                                                   |Expires: September 30,1998|
    to Section 16. Form 4                                                                               |Estimated avg. burden     |
    or Form 5 obligations                                                                               |hours per response.....1.0|
    may continue.            Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,    ----------------------------
[X] Form 3 Holdings Reported    Section 17(a) of the Public Utility Holding Company Act of 1935 or
[ ] Form 4 Transactions                   Section 30(f) of the Investment Company Act 1940
    Reported
------------------------------------------------------------------------------------------------------------------------------------
|1.Name and Address of Reporting Person* |2.Issuer Name and Ticker or Trading Symbol      |6.Relationship of Reporting Person(s) to|
|                                        | UnitedGlobalCom, Inc. (UCOMA) (f/k/a United    |  Issuer (Check all Applicable)         |
|                                          International Holdings, Inc. - UIHIA)          |                                        |
|  Schneider           Mark          L.  |                                                | X  Director           X 10% Owner      |
|----------------------------------------|------------------------------------------------|---                   ---               |
|      (Last)         (First)        (MI)|3.IRS Identification   |4.Statement for Month/  | X  Officer               Other         |
|                                        |  Number of Reporting  |  Year                  |---(give title below) ---(Specify below)|
|                                        |  Person, if an entity |                        |                                        |
|                                        |  (Voluntary)          |         2/97           |  Executive Vice Pesident & President,  |
| 4643 S. Ulster Street, Suite 1300      |                       |                        |  CEO - UIH Europe/Middle East          |
|----------------------------------------|                       |------------------------|----------------------------------------|
|           (Street)                     |                       |5.If Amendment, Date of |7. Individual or Joint/Group Filing     |
|                                        |                       |  Original (Month/Year) |   (Check Applicable Line)              |
|                                        |                       |                        |                                        |
|                                        |                       |    April 11, 1997      | X  Form filed by One Reporting Person  |
|                                        |                       |                        |---                                     |
|                                        |                       |                        |    Form filed by More than One         |
| Denver                 CO       80237  |                       |                        |--- Reporting Person                    |
|----------------------------------------------------------------------------------------------------------------------------------|
|      (City)         (State)     (Zip)                                                                                            |
|                                              TABLE I - Non-Derivative Securities Acquired, Disposed of or Beneficially Owned     |
|----------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security            |2.Transac-  |3.Trans- |4.Security Acquired (A) or     |5.Amount of      |6.  |7.Nature of Indirect|
|  (Instr. 3)                   |  tion Date |  action |  Disposed of (D)              |  Securities     |Own.|  Beneficial        |
|                               |(Month/     |  Code   |  (Instr. 3, 4 & 5)            |  Beneficially   |Form|  Ownership         |
|                               |Day/Year)   |(Instr.8)|-------------------------------|  Owned at End of|(D) |  (Instr. 4)        |
|                               |            |         |                |(A) |         |  Issuer's       |or  |                    |
|                               |            |         |                |or  |         |  Fiscal Year    |(I) |                    |
|                               |            |         |     Amount     |(D) |  Price  |  (Instr. 3 & 4) |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|                               |            |         |                |    |         |                 |    |                    |
| Class A Common Stock          |    (1)     |    B    |      0(2)      |    |         |      102(2)     | I  |By 401(k) Plan      |
|                               |            |         |                |    |         |                 |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|                               |            |         |                |    |         |                 |    |                    |
|                               |            |         |                |    |         |                 |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|                               |            |         |                |    |         |                 |    |                    |
|                               |            |         |                |    |         |                 |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|                               |            |         |                |    |         |                 |    |                    |
|                               |            |         |                |    |         |                 |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|                               |            |         |                |    |         |                 |    |                    |
|                               |            |         |                |    |         |                 |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|                               |            |         |                |    |         |                 |    |                    |
|                               |            |         |                |    |         |                 |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|

                                                                                                                              Page 1
Reminder: Report on a separate line for each class securities owned directly or indirectly.                         SEC 2270 (7-97)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).
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FORM 5 (continued)          TABLE II - Derivative Securities Acquired, Disposed of, Beneficially Owned
                                  (e.g., puts, calls, warrants, options, convertible securities)
------------------------------------------------------------------------------------------------------------------------------------
|1.Title of|2.Conver-|3.   |4.Tran-  |5.Number of          |6.Date     |7.Title and Amount   |8.Price of|9.Number  |10. |11.Nature |
|Derivative|sion or  |Trans|  saction|  Derivative         |Exercisable|  of Underlying      |Derivative|  of      |Own.|   of     |
|Security  |Exercise |Date |  Code   |  Securities         |and        |  Securities         |Security  |Derivative|Form|Indirect  |
|(Instr. 3)|Price of |(Mon/|(Instr.8)|  Acquired (A) or    |Expiration |  (Instr. 3 & 4)     |(Instr. 5)|Securities|of  |Beneficial|
|          |Deriva-  | Day/|         |  Disposed of (D)    |Date       |                     |          |Benefi-   |Deri|Ownership |
|          |tive     |Year)|         |  (Instr. 3, 4 & 5)  |(Month/Day/|                     |          |cially    |Sec.|(Instr. 4)|
|          |Security |     |         |                     |   Year)   |                     |          |Owned at  |Dir.|          |
|          |         |     |         |                     |-----------|---------------------|          |End of    |(D) |          |
|          |         |     |         |                     |     |     |          |Amount or |          |Year      |or  |          |
|          |         |     |         |---------------------|Date |Exp. |   Title  |Number of |          |(Instr. 4)|Ind.|          |
|          |         |     |         |    (A)   |    (D)   |Exbl.|Date |          |Shares    |          |          |(I) |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|Employee  | $12.75  |12/20/    A    |  28,628  |          | (3) |12/20/ Class A  | 28,628   |          |  28,628  |  D |          |
|Stock     |         | 96  |         |          |          |     | 06  | Common   |          |          |  (4)     |    |          |
|Option (rt|         |     |         |          |          |     |     |          |          |          |          |    |          |
|to buy)   |         |     |         |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|Employee  | $14.025 |12/20/    A    |  31,372  |          | (3) |12/20/ Class A  | 31,372   |          |  31,372  |  D |          |
|Stock     |         | 96  |         |          |          |     | 01  | Common   |          |          |  (4)     |    |          |
|Option (rt|         |     |         |          |          |     |     |          |          |          |          |    |          |
|to buy)   |         |     |         |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
Explanation of Responses:
(1) Acquired as contributed by employer to 401(k) plan and as vested.
(2) Information is as of the plan year end, December 31, 1996.
(3) The stock options are exercisable at 25% on the first year anniversary from date of grant and the remaining in equal monthly portions over next three years.
(4) The Form 5 dated April 11, 1997, mistakenly treated these option grants as one grant.


**Intentional misstatements or omissions of facts constitute Federal            /s/ Mark L. Schneider             October 7, 1999
  Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).            -----------------------------------  -----------------
                                                                             **Signature of Reporting Person             Date
Note: File three copies of this form, one of which must be manually signed.     Mark L. Schneider
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not                          Page 2
required to respond unless the form displays a currently valid OMB Number
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